Exhibit 10.6

THE SECURITIES REPRESENTED BY THIS DOCUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAW OF ANY STATE. WITHOUT SUCH REGISTRATION, THESE SECURITIES MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED, EXCEPT ON DELIVERY TO THE PARTNERSHIP OF AN OPINION OF COUNSEL SATISFACTORY TO THE GENERAL PARTNER OF THE PARTNERSHIP, IN ITS SOLE DISCRETION, THAT REGISTRATION IS NOT REQUIRED FOR THE TRANSFER, OR SUCH OTHER EVIDENCE SATISFACTORY TO THE GENERAL PARTNER, IN ITS SOLE DISCRETION, THAT THE TRANSFER IS NOT IN VIOLATION OF THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS. THE SALE, PLEDGE OR OTHER TRANSFER OF THESE SECURITIES IS ALSO SUBJECT TO THE RESTRICTIONS SET FORTH IN SECTION 10 OF THIS DOCUMENT.

AGREEMENT OF LIMITED PARTNERSHIP

THIS AGREEMENT OF LIMITED PARTNERSHIP dated effective as of the 1st_ day of March, 2006 (the “Effective Date”), is by and among TEXOGA TECHNOLOGIES, INC., a Texas corporation, as the sole General Partner, and each of the other parties who executes a Subscription Agreement as a Limited Partner and is accepted as a Limited Partner by the General Partner following execution of such Subscription Agreement.

1.           Definitions.

1.01.           Certain Defined Terms. Unless the context expressly provides otherwise, capitalized terms used in this Agreement shall have the meanings specified as follows:

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (i) credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and (ii) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the Regulations. The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” means any person that directly or indirectly controls, is controlled by, or is under common control with the person in question, or, in the case of a corporation, any entity succeeding to the interest of such corporation; provided, however, that not less than 25% of the stock, membership units or other ownership interests, as applicable, in such entity is held by one or more persons who had held a majority interest in such corporation.  As used in this definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. As used in this definition of “Affiliate,” the term “person” means any individual, corporation, association, partnership, joint venture, real estate investment trust, other trust estate or other entity or organization. The term “Affiliate” shall also include the spouse, parents, children, grandchildren and siblings of an Affiliate, a Partner or his or her spouse, as well as a trust, partnership or corporation whose sole beneficiaries or owners are the family members described herein.

“Agreement” means this Agreement of Limited Partnership as from time to time amended pursuant to Section 15.07.

“Bankruptcy” means, as to any Partner, the Partner's taking or acquiescing in the taking of any action seeking relief under, or advantage of, any applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, insolvency, rearrangement, reorganization or similar law affecting the rights or remedies of creditors generally, as in effect from time to time. For the purpose of this definition, the term “acquiescing” shall include, without limitation, the failure to file, within ten (10) days after its entry, a petition, answer or motion to vacate or to discharge any order, judgment or decree providing for any relief under any such law.

“Capital Account” means, with respect to any Partner, the Capital Account maintained for such Person in accordance with the following provisions:

(i)           To each Person's Capital Account there shall be credited such Person's Capital Contributions, such Person's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 5.03 or Section 5.04 of this Agreement, and the amount of any Partnership liabilities assumed by such Person or which are secured by any property distributed to such Person.

(ii)           To each Person's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Person pursuant to any provision of this Agreement, such Person's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 5.03 or Section 5.04 of this Agreement, and the amount of any liabilities of such Person assumed by the Partnership or which are secured by any property contributed by such Person to the Partnership.

(iii)           In the event Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Units; and

(iv)           In determining the amount of any liability for purposes of subparagraphs (i) and (ii) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations.  In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributions or distributed property or which are assumed by the Partnership, General Partner, or Limited Partners), are computed in order to comply with such Treasury Regulations, the General Partner may make such modification; provided, however, that it is not likely to have a material adverse effect on the amounts distributed to any Person pursuant to Section 11 of this Agreement upon the winding up and termination of the Partnership.  The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the General Partner and Limited Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b); provided, however, that to the extent that any such adjustment is inconsistent with other provisions of this Agreement and would have a material adverse effect on any Limited Partner, such adjustment shall require the consent of such Limited Partner

“Capital Contribution” means, as to any Partner, the sum of (i) the Partner's Initial Capital Contribution, if any, plus (ii) the Partner's Additional Capital Contributions, if any. “Initial Capital Contribution” means, as to any Partner, the contributions described in Section 4.01. “Additional Capital Contribution” means, as to any Partner, the contributions described in Section 4.02.

“Code” means the Internal Revenue Code of 1986, as amended.

"Depreciation" means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

"Distributable Cash" means the gross cash receipts of the Partnership less the portion thereof used to pay expenses and reserves for all Partnership debt payments, capital improvements, replacements, and contingencies, all as determined by the General Partner, including, without limitation, a reserve for purchase of raw materials sufficient to meet the Partnership’s needs for the entire term of the Partnership; provided, however, that "Distributable Cash" shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, and shall be increased by any reductions of reserves previously established pursuant to the first sentence of this definition.

“Environmental Laws” means any federal, state, or local statute, code, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, writ, judicial decision, common law rule, decree, agency interpretation, injunction, or other authorization or requirement whenever promulgated, issued, or modified, including the requirement to register underground storage tanks, relating to: (i) emissions, discharges, spills, releases or threatened releases of pollutants, contaminants, Hazardous Substances (as hereinafter defined), materials containing Hazardous Substances, or hazardous or toxic materials or wastes into ambient air, surface water, groundwater, watercourses, publicly or privately owned treatment works, drains, sewer systems, wetlands, septic systems or onto land; (ii) the use, treatment, storage, disposal, handling, manufacturing, transportation, or shipment of Hazardous Substances, materials containing Hazardous Substances or hazardous and/or toxic wastes, material, products, or by-products (or of equipment or apparatus containing Hazardous Substances) as defined in or regulated under the following statutes and their implementing regulations:  the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq., and/or the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., each as amended from time to time; or (iii) otherwise relating to pollution or the protection of human health or the environment.

"Family" means a Limited Partner's spouse, natural or adoptive lineal ancestors or descendants, and trusts for his or their exclusive benefit.

“Fiscal Year” means (i) the period commencing on the effective date of this Agreement and ending on December 31, 2006, (ii) any subsequent twelve (12) month period commencing on January 1st and ending on December 31st, or (iii) any portion of the period described in clause (ii) for which the Partnership is required to allocate Profits, Losses, and other items of Partnership income, gain, loss, credit or deduction pursuant to Section 5.

“General Partner” means Texoga Technologies Corporation, a Texas corporation, together with any other person or entity who becomes the or a general partner of the Partnership pursuant to this Agreement.

“General Partner Partnership Interest” means, as of any date, the General Partner’s share of the Partnership's income, gain, loss, deduction and credit and the right to receive distributions from the Partnership, but does not include (i) the right of the holder thereof to participate in the management of the business or affairs of the Partnership, (ii) the right of the holder thereof to consent, approve, reject or disapprove any act of the Partnership, or (iii) the right of the holder thereof to be a Partner.

“General Partner Percentage Interest” means the percentage interest set forth opposite the General Partner’s name on the signature page hereof. Notwithstanding anything to the contrary set forth in this Agreement, the General Partner Percentage Interests shall until the Payout Date, in aggregate, constitute 10.0% of the Percentage Interests, and following the Payout Date shall, in aggregate, constitute 85% of the Percentage Interests. .

"Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

(i)           The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the General Partner; provided, however, that if the contributing Partner is the General Partner, the determination of the fair market value of a contributed asset shall require the consent of the General Partner and a Majority-in-Interest of the Limited Partners;

(ii)           The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner in consultation with the accounting firm regularly employed by the Partnership, as of the following times: (A) the acquisition of an additional Partnership Interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Partnership to the General Partner or Limited Partner of more than a de minimis amount of property as consideration for a Partnership Interest; and (C) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (A) and (B) above shall be made only at such times as the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the General Partner and Limited Partners in the Partnership;

(iii)           The Gross Asset Value of any Partnership asset distributed to any General Partner or Limited Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the General Partner; provided, however, that if the distributee is the General Partner, the determination of the fair market value of the distributed asset shall require the consent of the General Partner and a Majority-in-Interest of the Limited Partners; and

(iv)           The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of "Profits" and "Losses" in Section 1.01 of this Agreement; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the General Partner determines that an adjustment pursuant to subparagraph (ii) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Hazardous Substances” means (i) hazardous materials, hazardous wastes, and hazardous substances as those terms are defined under the following statutes and their implementing regulations as they may be amended from time to time:  the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., (ii) petroleum and petroleum products including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) asbestos and/or any material which contains any hydrated mineral silicate, including but not limited to chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable, (v) PCBs, or PCB-containing materials or fluids, (vi) radon, (vii) any other hazardous radioactive, toxic or noxious substance, material, pollutant, or solid, liquid, or gaseous waste, and (viii) any substance with respect to which a federal, state, or local agency requires environmental investigation, monitoring, or remediation.

“Limited Partners” means (i) each of the parties who executes a Subscription Agreement as a limited partner of the Partnership and is accepted as a limited partner of the Partnership by execution of such Subscription Agreement by the General Partner, together with (ii) any other person or entity who becomes a Limited Partner pursuant to this Agreement. “Limited Partner” means one of the Limited Partners.

“Limited Partner Partnership Interest” means, as of any date, a Limited Partner’s share of the Partnership's income, gain, loss, deduction and credit and the right to receive distributions from the Partnership, but does not include (i) the right of the holder thereof to participate in the management of the business or affairs of the Partnership, (ii) the right of the holder thereof to consent, approve, reject or disapprove any act of the Partnership, or (iii) the right of the holder thereof to be a Partner.

“Limited Partner Percentage Interests” means the percentage interests of the Limited Partners in aggregate. Each Limited Partner shall have an initial Limited Partner Percentage Interest determined by the General Partner by dividing such Limited Partner’s Initial Capital Contribution by the total sum contributed by all Limited Partners pursuant to Section 4.01 of this Agreement. Each Limited Partner’s initial Limited Partner Percentage Interest shall be as set forth in the space provided immediately below the space provided for the General Partner’s acceptance of a subscription located on the signature page of the Subscription Agreement. “Limited Partner Percentage Interest” means, with respect to any Limited Partner, the percentage interest held by such Limited Partner. Notwithstanding anything to the contrary set forth in this Agreement or any adjustment made to any Limited Partner’s initial or subsequent Limited Partner Percentage Interest, the Limited Partner Percentage Interests shall, in aggregate, constitute 90% of the Percentage Interests until the date immediately preceding the Payout Date, and beginning upon the Payout Date and thereafter shall constitute 15% of the Percentage Interests.

“Lender” means such lender selected by the General Partner, in its sole discretion, to make the Loan or any Refinance Loan.

“Liquidator” means the person or persons who liquidate the Partnership pursuant to Section 12.

“Loan” means any loan to be obtained from a third party lender to cover expenses relating to the Projects and supplement the Partner’s Capital Contributions, on such terms and conditions as are proposed by the General Partner in good faith and approved by a Majority-in-Interest of the Limited Partners.  The Loan may be secured by a lien against the Projects as well as such other Partnership property as may be required by the lender in order to secure the Loan.

"Majority-In-Interest of the Limited Partners" means Limited Partners holding in aggregate fifty-one percent (51%) or more of the Limited Partner Percentage Interests, or, where a percentage greater than 51% is expressly set forth herein for Limited Partner approval of the taking of a specific action by the Partnership, such stated higher percentage.

“Memorandum” means that certain Confidential Offering Memorandum dated March __, 2006, relating to the Offering by the Partnership.

“Net Cash from Operations” means the net cash proceeds from the operation of the Partnership's business less the portion thereof used to establish reasonable reserves for or to pay Partnership expenses, debt payments and capital expenditures. “Net Cash from Operations” shall not include any cash proceeds which constitute Net Cash from Sale or Refinancing, shall not be reduced by depreciation, cost recovery, amortization or similar noncash deductions, and shall be increased by any reduction of reserves previously established by the General Partner.

 “Net Cash from Sale or Refinancing” means the net cash proceeds from all sales and other dispositions (other than in the ordinary course of business) any one or more of the Projects and any Refinance Loans, less any portion thereof used to establish reserves, all as reasonably determined by the General Partner. “Net Cash from Sale or Refinancing” shall include all principal and interest payments with respect to any note or other obligation received by the Partnership in connection with sales and other dispositions (other than in the ordinary course of business) of any one or more of the Projects.

“Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

“Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Offering” means the offering of Limited Partnership Interests pursuant to the Memorandum.

“Partner Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

“Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Partner Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

“Partners” means the General Partner and the Limited Partners, collectively, and “Partner” means the General Partner or a Limited Partner.

“Partnership” means the limited partnership formed pursuant to this Agreement.

“Partnership Interests” means the Limited Partner Partnership Interests and the General Partner Partnership Interest. “Partnership Interest” means a Limited Partner Partnership Interest or the General Partner Partnership Interest.

“Partnership Minimum Gain” has the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

“Payout Date” shall mean the earliest date at which the positive balance of the Unreturned Capital Contribution and Preferred Return of each Limited Partner has been reduced to $0.00

“Percentage Interests” means the Limited Partner Percentage Interests and the General Partner Percentage Interest. “Percentage Interest” means, (A) from inception of the Partnership until the date immediately preceding the Payout Date, (i) for each Limited Partner, his Limited Partner Percentage Interest multiplied by 90.0% and (ii) for the General Partner, 10.0%, and (B) beginning upon the Payout Date and thereafter, (i) for the General Partner, 85% and (ii) for each Limited Partner, his Limited Partner Percentage Interest multiplied by 15.0%

"Person" means any individual, partnership (whether general or limited and whether domestic or foreign), limited liability company, corporation, trust, estate, association, custodian, nominee or other entity.

“Preferred Return” means an amount equal to one times (1x) the Initial Capital Contributions of the Limited Partners.

“Profits" and "Losses" means, for each Fiscal Year, an amount equal to the Partnership's taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)           Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be added to such taxable income or loss;

(ii)           Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be subtracted from such taxable income or loss;

(iii)           In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of "Gross Asset Value," the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv)           Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v)            In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of "Depreciation";

(vi)           To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Partner's or Limited Partner's Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii)           Any items which are specially allocated pursuant to Section 5.03 or Section 5.04 of this Agreement shall not be taken into account in computing Profits or Losses.

The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Section 5.03 or Section 5.04 of this Agreement shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“Projects” means the biodiesel-fueled electrical power generation projects (whether one or more) to be constructed and operated by the Partnership, which projects are expected to produce refundable credits against excise taxes pursuant to Code Section 6426 (or equivalent payments under Code Section 6427(e)), or in the alternative biodiesel fuels tax credits pursuant to Code Section 40A “Project” means one of the Projects.

“Refinance Loan” means any loan or loans obtained by the General Partner on behalf of the Partnership to refinance a Loan or any prior Refinance Loan, on such terms and conditions as are acceptable to the General Partner. Any Refinance Loan may be secured by a lien against any one or more of the Projects, shall be at current market rates and current market terms and conditions, and may include all amounts necessary to pay off the Loan (or a prior Refinance Loan if applicable), all costs and expenses in obtaining such Refinance Loan, and such other amounts as determined by the General Partner in its sole discretion. Any Refinance Loan shall be on such terms and conditions as are acceptable to the General Partner, in its sole and absolute discretion, without the joinder of the Limited Partners; provided; however, that such Refinance Loan shall be non-recourse as to the Limited Partners.

“Regulations” mean those regulations promulgated under the Code.

“Standard Rate” means a per annum rate of interest equal to ten percent (10.0%), compounded annually.

“Subscription Agreement” means and refers to a Subscription Agreement, substantially in the form included as part of the Memorandum and which shall be entered into and executed by each Limited Partner and accepted by the General Partner as a condition precedent to the admission of each Limited Partner to the Partnership.

“Syndication Expenses” means all expenditures classified as syndication expenses pursuant to Section 1.709-2(b) of the Regulations in connection with the Offering. Syndication Expenses shall be taken into account under this Agreement at the time they would be taken into account under the Partnership's method of accounting if they were deductible expenses.

“Tax Matters Partner” means the entity so designated in Section 7.05 of this Agreement.

“Texas Limited Partnership Law” means Chapters 151, 153, and 154 of the Texas Business Organizations Code (“BOC”), and the provisions of BOC Title 1 to the extent applicable to limited partnerships, all as from time to time amended.

"Transfer" means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate, or otherwise dispose of.

“Unit” shall mean the units of Limited Partner Partnership Interests sold by the Partnership in connection with the Offering, each Unit representing an Initial Capital Contribution by a Limited Partner of $1,000.

“Unreturned Capital Contribution” means, as of any day, a Partner's Capital Contribution adjusted as follows: (i) increased by the amount of any Partnership liabilities which, in connection with distributions pursuant to Section 6.01, are assumed by such Partner or are secured by any Partnership property distributed to such Partner; and (ii) reduced by the amount of cash and the fair market value (as determined by the General Partner) of any Partnership property (including excise tax or income tax credits, or related payment rights, if any, as may be  distributed to such Partner at the stated value of such credits or payment rights (i.e., $0.50 per gallon of biodiesel, or $1.00 per gallon of agri-biodiesel, earned by the Partnership in operation of the Project pursuant to Code Section 6426(c), 6427(e), or 40A), or such other value for such credits as may be agreed upon by all Partners) distributed to such Partner pursuant to Section 6.01 and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership. In the event any Person transfers all or any portion of his or her Interest, the transferee shall succeed to the Unreturned Capital Contribution of the transferor to the extent it relates to the transferred Interest.

1.02.           Other Defined Terms.  Other capitalized terms in this Agreement shall have the meanings given to them herein.

2.           Formation of Partnership.

2.01.           Formation.  The Partners hereby form the Partnership pursuant to the Texas Limited Partnership Law. The General Partner shall promptly execute any certificate or certificates required by law to be filed in connection with the formation of the Partnership, shall cause such certificate or certificates to be filed in the appropriate records, and shall comply with all other legal requirements for the operation of the Partnership.  Except as herein stated, the Texas Limited Partnership Law shall govern the rights and liabilities of the Partners.

2.02.           Name.  The name of the Partnership shall be “TEXOGA BIO FUELS 2006-2, LTD.” and the business of the Partnership shall be conducted under that name.

2.03.           Principal Office.  The principal office of the Partnership shall be located at 9390 Forest Lane, Conroe, Texas 77385 or at such other place or places as the General Partner may from time to time determine.

2.04.           Term.  This Agreement shall be effective and the Partnership shall begin upon the date the certificate is filed as required under Section 2.01, and this Agreement shall continue until the date the Partnership is dissolved under Section 11 and thereafter, to the extent provided by applicable law, until wound up and terminated under Section 12.

3.           Purposes; Powers of the Partnership.

3.01.           Purposes. The Partnership's business and purpose is (a) to, acquire, own, operate, lease, improve, manage, encumber, assign, transfer, mortgage, pledge and hold, the Projects, and to possibly sell the Project(s), and such activities as are necessary, incidental or appropriate in connection therewith, and (b) to exercise all powers enumerated in the Texas Limited Partnership Law necessary or convenient to the conduct, promotion or attainment of the business or purposes otherwise set forth herein. By signing this Agreement, the Partners acknowledge and agree that the primary objective of the Partnership is the operation of the Project(s).

3.02.           General Powers. The Partnership shall have the power to enter into all transactions and activities which in the opinion of the General Partner may be necessary or incidental to accomplish or implement the business or purposes of the Partnership as set forth in Section 3.01, directly or indirectly, in its own name or in the name of, or by or through, one or more agents, or other entities that may be formed from time to time as determined by the General Partner in its sole discretion.

4.           Partnership Capital.

4.01.           Initial Capital Contributions.

(a)            General Partner. The General Partner has previously licensed to the Partnership on a non-exclusive basis the General Partner's right, title, and interest in and to the Projects (the “Project Rights”), in perpetuity (or for the longest period of time otherwise permitted by law) as the General Partner's Capital Contribution. The General Partner hereby restates its acknowledgment that the Partnership has succeeded to the General Partner's right, title, and standing to (i) receive all rights and benefits pertaining to the Project Rights, (ii) institute and prosecute all suits and proceedings and take all actions that the Partnership, in its sole discretion, may deem necessary or proper to collect, assert, or enforce any claim, right, or title of any kind in and to any and all of the Project Rights, and (iii) defend and compromise any and all such actions, suits, or proceedings relating to such transferred and assigned rights, title, interest, and benefits, and do all other such acts and things in relation thereto as the Partnership, in its sole discretion, deems advisable.  The General Partner shall execute and deliver, from time to time after the date hereof, such further instruments, and take such further actions, as may be necessary or desirable to evidence more fully the license of the Project Rights to the Partnership. The General Partner, restates its agreement to execute, acknowledge, and deliver any affidavits or documents of license or similar instruments regarding the Project Rights, provide testimony in connection with any proceeding affecting the right, title, interest, or benefit of the Partnership and to the Project Rights, and perform any other acts deemed necessary to carry out the intent of this Agreement. The General Partner’s interest in the Partnership shall be a "profits interest" and shall comply in all material respects with the requirements set forth in Revenue Procedure 93-27. Accordingly, the Partners agree that as of the date hereof, the Gross Asset Value of the Partnership's assets is the sum of the Capital Contributions of the Limited Partners. The Partners further agree that as of the date hereof, the liquidation value of the General Partner’s Partnership Interest is $0.00.

(b)            Limited Partners. The Partners acknowledge and agree that each Limited Partner has made an initial contribution to the capital of the Partnership (an “Initial Capital Contribution”) in the amount of $1,000 cash per Unit, as set forth in the Subscription Agreement accepted by the General Partner. The aggregate amount of the Initial Capital Contributions made by all Limited Partners shall be in an amount of at least $1,500,000, up to a maximum of $3,500,000.

(i)           Uses of Initial Capital Contributions. The Initial Capital Contributions shall be used by the Partnership for the purchase of equipment necessary to implement the Projects, the purchase of raw materials sufficient to begin operation of the Projects, and for such other purposes as are outlined in the Memorandum.

(ii)          Minimum Subscription Required to Close Offering.  In order to have sufficient funds to begin operation of the Projects, it is not necessary to fully subscribe 100% of the Units. Therefore, as long as the General Partner has obtained subscriptions for at least $1,500,000, the Partnership shall be authorized to admit the subscribing Limited Partners to the Partnership and to begin to implement the Projects. In such event, the General Partner shall continue to sell the remaining Limited Partnership Interests in the Partnership after the closing of the initial segment of the Offering The General Partner shall continue to sell the remaining Limited Partnership Interests until the earlier to occur of (A) the subscription of all Limited Partnership Interests; (B) the latest date of termination of the Offering (including any rights of extension granted the General Partner) as set forth in the Memorandum; or (C) the decision of the General Partner that it has sold all the Limited Partnership Interests it can sell.

4.02.           Subsequent Capital Contributions; Advances by Partners. No Partner shall be obligated to make any Capital Contribution to the Partnership other than the Capital Contribution as set forth for such Partner on Schedule A attached hereto.  If the Partnership does not have sufficient cash to pay its obligations, any Partners that may agree to do so with the consent of the General Partner may advance all or part of the needed funds to or on behalf of the Partnership.  An advance described in this Section 4.02 shall constitute a loan from the advancing Partner to the Partnership, shall bear interest at the Standard Rate from the date of the advance until the date of payment, and shall not be a Capital Contribution.

4.03.           Return of Capital Contributions.  Except as otherwise provided in this Agreement or in the Texas Limited Partnership Law, no Partner shall demand or receive a return of his Capital Contributions or withdraw from the Partnership without the consent of all Partners. Under circumstances requiring a return of any Capital Contributions, no Partner shall have the right to receive property other than cash except as may be specifically provided herein. No Partner shall receive any interest, salary or drawing with respect to his Capital Contributions or his Capital Account or for services rendered on behalf of the Partnership or otherwise in his capacity as the General Partner or Limited Partner, except as otherwise provided in this Agreement. Provided that the Limited Partners act in accordance with this Agreement, no Limited Partner shall be liable for the debts, liabilities, contracts, or any other obligations of the Partnership.  Except as otherwise provided by any other agreements among the Partners or mandatory provisions of applicable state law, a Limited Partner shall be liable only to make his Capital Contributions set forth in Section 4.01 herein and shall not be required to lend any funds to the Partnership or, after such Capital Contributions have been made, to make any subsequent or additional Capital Contributions to the Partnership. The General Partner shall have no personal liability for the repayment of any Capital Contributions of any Limited Partner.

5.           Allocations.

5.01           Allocation of Profits. After giving effect to the special allocations set forth in Sections 5.03 and 5.04, Profits for each Fiscal Year shall be allocated among the Partners as follows:

(a)           First, to the Limited Partners until the cumulative Profits allocated pursuant to this Section 5.01(a) are equal to the cumulative Losses allocated pursuant to Section 5.02(a)(iii)(B) for all prior periods; and

(b)           Then, the balance, if any, to the Partners in accordance with their respective Percentage Interests.

5.02           Allocation of Losses. After giving effect to the special allocations set forth in Section 5.03 and 5.04, Losses for each Fiscal Year shall be allocated among the Partners as set forth in this Section 5.02.

(a)           After giving effect to the special allocations set forth in Sections 5.03 and 5.04, Losses for each Fiscal Year shall be allocated among the Partners as follows:

(i)            First, to the extent Profits have been allocated pursuant to Section 5.01(c), Losses shall be allocated to the Partners in accordance with their respective Percentage Interests in an amount equal to the excess, if any, of (A) the cumulative Profits allocated pursuant to Section 5.01 for all prior Fiscal Years over (B) the cumulative Losses allocated pursuant to this Section 5.02(a)(i) for all prior Fiscal Years;

(ii)           Then, to the extent income or gain has been allocated to Limited Partners pursuant to Section 5.03(h), Losses shall be allocated to the Limited Partners in an amount equal to the excess, if any, of (A) the cumulative income or gain allocated pursuant to Section 5.03(h) for all prior Fiscal Years over (B) the cumulative Losses allocated pursuant to this Section 5.02(a)(ii) for all prior Fiscal Years;

(iii)          Then, except as provided in Section 5.02(b), Losses shall be allocated: (A) first, to the Limited Partners having positive Capital Account balances, in proportion to their respective Capital Account balances until each of their Capital Account balances are reduced to zero; and (B)  the balance, if any, to the Partners in accordance with their respective Percentage Interests.

(b)           Notwithstanding anything to the contrary set forth in this Agreement, the Losses allocated pursuant to Section 5.02(a)(i)-(iv) shall not exceed the maximum amount of Losses that can be so allocated without causing any Partner to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Partners would have an Adjusted Capital Account Deficit as a consequence of an allocation of Losses pursuant to such Sections, the limitations set forth in this Section 5.02(b) shall be applied on a Partner by Partner basis so as to allocate the maximum permissible loss to each Partner under the Regulations.

5.03.           Special Allocations.  The following special allocations shall be made in the following order:

(a)           Minimum Gain Chargeback.  Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section 5, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Section 1.704-2(g) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 5.03(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b)           Partner Minimum Gain Chargeback.  Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Section 5, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Fiscal Year, each Person who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Person's share of the net decrease in Partnership Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the Regulations.  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each General Partner and Limited Partner pursuant thereto.  The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 5.03(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c)           Qualified Income Offset. In the event any Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Partnership income and gain shall be specially allocated to such Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Limited Partner as quickly as possible; provided, however, that an allocation pursuant to this Section 5.03(c) shall be made only if and to the extent that such Limited Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 5 have been tentatively made as if this Section 5.03(c) were not in the Agreement.

(d)           Gross Income Allocation. In the event any Limited Partner has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (i) the amount such Limited Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, such Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 5.03(d) shall be made only if and to the extent that such Limited Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 5 have been tentatively made as if Section 5.03(c) of this Agreement and this Section 5.03(d) were not in this Agreement.

(e)           Nonrecourse Deductions.  All Nonrecourse Deductions for any Fiscal Year shall be specially allocated among the Partners in proportion to their Percentage Interests.

(f)           Partner Nonrecourse Deductions.  Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Regulations.

(g)           Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Sections 734(b) or 743(b) is required, pursuant to Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations, to be taken into account in determining Capital Accounts as the result of a distribution to a General Partner or Limited Partner in complete liquidation of his interest in the Partnership, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event that Section 1.704-1(b)(2)(iv)(m)(2) of the Regulations applies, or to the Partner to whom such distribution was made in the event that Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations applies.

(h)           Limited Partner Preferred Return Allocations. All or a portion of the remaining items of Partnership income or gain for the Fiscal Year, if any, shall be specially allocated to the Limited Partners until the cumulative allocations to the Limited Partners pursuant to this Section 5.03(h) for the current and all previous Fiscal Years is equal to the lesser of: (i) the sum of the Losses allocated to the Limited Partners pursuant to Section 5.02(a)(ii) of this Agreement for all previous Fiscal Years, if any, and the cumulative distributions paid to the Limited Partners pursuant to Sections 6.01 and 12.03(b) of this Agreement from the commencement of the Partnership to a date sixty (60) days after the end of such Fiscal Year; or (ii) the excess, if any, of Profits over Losses for the current and all Fiscal Years (solely for this purpose, Profits and Losses for all Fiscal Years shall be computed as if Section 5.03 were not part of this Agreement).

(i)           Syndication Expenses.  Syndication Expenses for any Fiscal Year shall be specially allocated to the Partners in proportion to their Percentage Interests; provided, however, that, if additional Limited Partners are admitted to the Partnership on different dates, all Syndication Expenses shall be divided among the Partners from time to time so that, to the extent possible, the cumulative Syndication Expenses allocated with respect to each Partnership Interest at any time is the same amount. In the event the General Partner shall determine that such result is not likely to be achieved through future allocations of Syndication Expenses, the General Partner may allocate other items of income, gain, deduction, or loss so as to achieve the same effect on the Capital Accounts of the Partners.

5.04.           Curative Allocations.  The allocations required by Section 5.02 and Section 5.03 of this Agreement (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.  It is the intent of the Partners that, to the extent possible, all Regulatory Allocations will be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income gain, loss, or deduction pursuant to this Section 5.04. Therefore, notwithstanding any other provision of this Section 5 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Section 5.01.  In exercising its discretion under this Section 5.04, the General Partner shall take into account future Regulatory Allocations under Sections 5.03(a) and 5.03(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 5.03(e) and 5.03(f).

                                5.05.           Tax Allocations. In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for income tax purposes, be allocated among the Partners so as to take into account any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its agreed value as set forth in this agreement or in any document entered into at the time an additional contribution is made to the Partnership. Any elections or other decisions relating to such allocations shall be made by vote of the Partners. Allocations pursuant to this section relating to tax allocations are solely for purposes of federal, state, and local income taxes and shall not affect, or in any way be taken into account in computing, any Partner's Percentage Interest, Capital Account, or share of the Partnership's profits and losses, or other items, or of distributions, pursuant to any provision of this Agreement.

5.06.           Allocations on Transfer.  Income, gain, loss, deduction or credit attributable to any Partnership interest which has been transferred shall be allocated between the assignor and the assignee as follows: (a) for the months prior to the transfer, to the assignor; (b) for the months subsequent to the transfer, to the assignee; and (c) for the month of the transfer, to the assignee if the transfer occurs on or before the 15th day of such month and to the assignor if occurring thereafter.  For purposes of the above allocation, Partnership Profit, Loss, income, gains, losses, deductions and credits shall be allocated equally among the months of the Fiscal Year without regard to Partnership operations during such months.

5.07.           Division Among Limited Partners. All Profits, Losses and items of income, gain, loss, credit and deduction to the Limited Partners shall be allocated among them in proportion to their respective Limited Partner Percentage Interests in effect during the applicable time period(s).

5.08.           Tax Exempt Partners. Notwithstanding the foregoing allocations, if any such allocation would cause the Partnership’s allocations to violate Section 514(c)(9)(E)(vi) of the Code (incorporating by reference the “substantial economic effect” requirement of Section 1.704-1(b)(2)) of the Treasury Regulations) then such allocation shall not be made; provided, however, that (a) the failure to make such allocation is not reasonably expected to result in a material adverse change to the Partnership’s cash distributions to any Partner, and (b) to the maximum extent possible and subject to the requirement of this Section 5.08, such allocation shall be made in a subsequent period. The General Partner shall use commercially reasonable efforts to structure the operations of the Partnership in a manner so as to avoid the recognition of any substantial amount of UBTI by any tax exempt partner.

5.09           Tax Credit Allocations. All federal income tax credits or related payment rights generated with respect to the Partnership’s property or operations shall be allocated and distributed among the Partners in accordance with their respective Percentage Interests for the Fiscal Year or other period during which the expenditure, production, sale or other event giving rise to such credits occurs.  This Section 5.09 is intended to comply with the applicable tax credit allocation principles of Regulations Section 1.704-1(b)(4)(ii) and shall be interpreted consistently therewith.

6.           Distributions.

6.01.           Distributions of Net Cash from Operations and Net Cash from Sale or Refinancing.

(a) Except as otherwise provided in Section 12.03, Net Cash from Operations, if any, shall be distributed, periodically in the discretion of the General Partner, to the Partners in accordance with their respective Percentage Interests.

(b) Except as otherwise provided in Section 12.03, Net Cash from Sale or Refinancing, if any, shall be distributed, periodically in the discretion of the General Partner, in the following order and priority:

(i)             First, to the Limited Partners, an amount equal to the accrued but unpaid Limited Partner Preferred Return;

(ii)            Then, to the Limited Partners, an amount equal to their Unreturned Capital Contributions; and

(iii)           Then, the balance, to the Partners in accordance with their respective Percentage Interests.

6.02.           Tax Distributions. The General Partner may in its sole discretion, but shall not be obligated to, cause the Partnership to distribute to each Partner within ninety (90) days after the end of each taxable year of the Partnership (the "Tax Distribution Date"), an amount equal to the excess of (i) the federal income tax liability of a Partner arising from allocations made pursuant to Section 5.01(c) from the inception of the Partnership to the end of the relevant taxable year, over (ii) all distributions previously made to such Partner pursuant to Section 6.01 from the inception of the Partnership to the Tax Distribution Date. The amount distributable to each Partner under this Section 6.02, if any, shall be determined by the General Partner taking into account the maximum federal tax rate applicable to individuals (regardless of whether such Partner is an individual, corporation, partnership, trust or other entity) on ordinary income and capital gain, as applicable, and the amount thereof so allocated to each such Partner. The amounts distributed to a Partner under this Section 6.02 shall be treated as an advance of any distributions to which such Partner would otherwise be entitled under Sections 6.01 and the amounts otherwise distributable to a Partner pursuant to Sections 6.01 shall be reduced by the amount distributed pursuant to this Section 6.02.

6.03.            Amounts Withheld.  All amounts withheld or required to be withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Partnership, the Limited Partners and treated by the Code (whether or not withheld pursuant to the Code) or any such tax law as amounts payable by or in respect of any Limited Partner or any person owning an interest, directly or indirectly, in such Limited Partner shall be treated as amounts distributed to the Limited Partner with respect to which such amount was withheld pursuant to this Section 6 for all purposes under this Agreement.  The General Partner is authorized to withhold from distributions, or with respect to allocations, to the Partners and to pay over to any federal, state, local or foreign government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, local or foreign law and shall allocate any such amounts to the Partners with respect to which such amount was withheld.

6.04           Division Among Limited Partners. All distributions to the Limited Partners shall be divided among them in proportion to their respective Limited Partner Percentage Interests in effect during the applicable time period(s).

7.           Bank Accounts, Books of Account, Reports and Fiscal Year.

7.01.           Bank Account; Investments.  The General Partner shall establish one or more separate bank accounts into which all Partnership funds shall be deposited.  Funds deposited by the Partnership into such bank accounts may be withdrawn only by the General Partner in furtherance of the business of the Partnership or for distribution to the Partners pursuant to this Agreement; provided, however, that pending the withdrawal of such funds for such purposes, such funds may be invested in such manner as the General Partner may determine.

7.02.           Books and Records.

(a)           In General.  The General Partner shall keep books and records of the Partnership using a method consistent with that described in Section 1.704-1(b) of the Regulations. Income, gain, loss and deduction of the Partnership (including income and gain exempt from tax and expenditures not deductible in computing the Partnership's taxable income) shall be computed based on the book value of the Partnership's property using the same methods (e.g., cash or accrual accounting, or straight line or accelerated depreciation) as are used in computing the Partnership's taxable income.

(b)           Computation of Taxable Income of the Partnership and the Partners.  If the book value of the Partnership's property equals the adjusted tax basis of such Partnership property, each Partner's distributive share of income, gain, loss or deduction with respect to such property, for federal income tax purposes, shall be the same as the income, gain, loss or deduction with respect to such property as determined under Section 7.02(a).

(c)           Book Value of Partnership Property.  The initial book value of Partnership property shall be the cost of such property or, if such property is contributed to the Partnership, the fair market value at the time of contribution. The initial book value shall be appropriately adjusted for depreciation, depletion or write-off.  The book value of the Partnership's property shall be further adjusted when required pursuant to this Agreement and the provisions of Section 1.704-1(b) of the Regulations.

(d)           Access to Partnership Books and Records.  The books and records of the Partnership shall be maintained at the Partnership's principal place of business and all Partners shall be allowed reasonable access to such records for any proper purpose.

(e)           Method of Accounting.  The books of the Partnership, for both tax and financial reporting purposes, shall be kept using the method of accounting selected by the General Partner.

7.03.           Determination of Profit, Loss, Income, Gain, Loss, Deduction and Credit.  All items of Partnership Profit, Loss, income, gain, loss, deduction and credit shall be determined with respect to, and allocated in accordance with, this Agreement and Section 703(a) of the Code for each Partner for each Fiscal Year. As soon as is reasonably practicable after the end of each Fiscal Year, the General Partner shall cause to be prepared and furnished to each Limited Partner, at the Partnership's expense, a balance sheet of the Partnership (dated as of the end of the Fiscal Year then ended), and a related statement of income, loss and change in financial position for the Partnership (for the same Fiscal Year). Such financial information shall reflect the beginning balance in each Limited Partner's Capital Account as of the first day of such Fiscal Year, all distributions made to each Limited Partner during such Fiscal Year, and the ending balance in each Limited Partner's Capital Account as of the last day of such Fiscal Year.

7.04.           Tax Returns and Information.  The Partners intend for the Partnership to be treated as a partnership for tax purposes. The General Partner shall prepare or cause to be prepared all federal, state and local income and other tax returns which the Partnership is required to file and shall furnish each Limited Partner with a copy of such Limited Partner's K-1 as soon as is reasonably practicable after the end of each Fiscal Year.

7.05.           Tax Matters Partner.  The Partnership's initial “tax matters partner”, as defined in Section 6231(a)(7) of the Code, shall be the General Partner. Upon resignation of the tax matters partner, a successor to serve in such position shall be designated by a Majority-In-Interest of the Limited Partners.  To the extent the Partnership has assets, the Partnership (but not any Partner) shall indemnify, defend and hold the tax matters partner harmless from any loss, damage, liability, cost or expense (including reasonable attorneys' fees and expenses and costs of court) arising out of any act or failure to act, including any negligent act or failure to act, by the tax matters partner to the fullest extent permitted by the Texas Limited Partnership Law and other applicable law.  Nothing in this Section 7.05 is intended to waive any rights a Partner may have under the Code with respect to the audit of the Partnership or any Partner.

8.           Rights, Obligations, Indemnification and Remuneration of the General Partner.

8.01.           Rights and Obligations of the General Partner.

(a)            Rights of the General Partner as Manager. Subject to the limitations imposed upon the General Partner in this Agreement, and to the obligations and limitations imposed upon the General Partner at law, the General Partner shall have full, exclusive and complete discretion to manage and control, and shall make all decisions affecting, the Partnership business, including, without limitation, the right and authority to:

(i)            Take all actions and execute any and all documents necessary or required to protect and preserve the Projects, including but by no means limited to the operation and maintenance of the Project(s), all on such terms and conditions as are acceptable to the General Partner in its sole and absolute discretion;

(ii)           Take all actions and execute any and all documents necessary or required to perform the legal, accounting, clerical and ministerial functions of the Partnership, including but by no means limited to the operation and maintenance of the Project(s), and engage, retain or employ, fire, coordinate and supervise the services of all employees, independent contractors, management companies, and other Persons necessary or appropriate to carry out the business of the Partnership, all on such terms and conditions as are acceptable to the General Partner in its sole and absolute discretion;

(iii)           Take all actions and execute any and all documents necessary or required to collect all funds of the Partnership and, to the extent that funds of the Partnership are available therefore, pay or cause to be paid all debts, fees, expenses and other obligations of the Partnership when due, all on such terms and conditions as are acceptable to the General Partner in its sole and absolute discretion;

(iv)           Take all actions and execute any and all documents necessary or required to maintain all funds of the Partnership in a Partnership account separate from all other funds of any Partner or any other Person, all on such terms and conditions as are acceptable to the General Partner in its sole and absolute discretion;

(v)           Take all actions and execute any and all documents necessary or required to perform other normal day-to-day business functions and otherwise operate, manage, and oversee the business and affairs of the Partnership, all on such terms and conditions as are acceptable to the General Partner in its sole and absolute discretion;

(vi)           Take all actions and execute any and all documents necessary or required by a lender to assume any Loan, including, but not limited to, the execution of a promissory note (or assumption agreement), a security agreement encumbering the Project, any UCC-1 financing statements, and any and all other documents required by a lender to close a Loan, all on such terms and conditions as are acceptable to the General Partner in its sole and absolute discretion;

(vii)           Take all actions and execute any and all documents necessary or required in order to raise additional capital for the Partnership in accordance with Section 4.02, all on such terms and conditions as are acceptable to the General Partner in its sole and absolute discretion;

(viii)           Take all actions and execute any and all documents necessary or required in order to sell or exchange the Projects or any portion thereof (subject to the provisions of Section 8.02 hereof) including, but not limited to, the execution of any contracts or transfer or exchange agreements, all on such terms and conditions as are acceptable to the General Partner in its sole and absolute discretion; and

(ix)           Take all actions and execute any and all documents necessary or required to perform the other obligations provided elsewhere in this Agreement, all on such terms and conditions as are acceptable to the General Partner in its sole and absolute discretion.  No person, firm or governmental body dealing with the Partnership shall be required to inquire into, or to obtain any other documentation as to, the authority of the General Partner to take any such action permitted under this Section 8.01(a).

(b)           Time Required. The General Partner will devote to the Partnership such time as it deems reasonably necessary for the proper supervision, operation and management of the Partnership and its activities and will use commercially reasonable efforts to promote the interests of the Project; provided, however, that the Affiliates of the General Partner may be simultaneously supervising, operating, developing and managing other properties and projects owned by the other partnerships in which Affiliates of the General Partner own an interest or control.

(c)           Other Business Activities; Conflict of Interest. The officers, managers and members of the General Partner shall not be required to manage the Partnership as their sole and exclusive function, and the General Partner hereby discloses to the Limited Partners that the officers, managers and members of the General Partner may have other business interests and may engage in other activities in addition to those relating to the Partnership, including, but not limited to, owning other similar projects, or partnership interests in other partnerships which own similar projects to those conducted by the Partnership.

8.02.           Specific Limitation on the General Partner.  Notwithstanding anything to the contrary in this Agreement, without the prior approval of a 66.6667% Majority-In-Interest of the Limited Partners, the General Partner shall have no right, power or authority to take any of the following actions on behalf of the Partnership:

(a)           make an assignment for the benefit of creditors or file a voluntary petition under any federal bankruptcy act or any state insolvency law;

(b)           to confess any judgment or take any legal action other than the collection of amounts payable to the Partnership;

(c)           except as provided under Sections 4.03 and 8.01 of this Agreement, borrow money in the name of the Partnership or use Partnership property as collateral for any loan or obligation of the Partnership or any Partner; provided, however, that the General Partner may, in its full, exclusive and complete discretion, enter into or obtain extensions or refinancings of existing Partnership debt at market rates and upon market conditions;

(d)           except as provided under Section 15.07 of this Agreement, amend or otherwise change this Agreement; and

(e)           do any other act which would make it impossible to carry on the ordinary business of the Partnership.

8.03.           Obligations of the General Partner.

(a)            Generally. The General Partner shall manage, or cause to be managed, the Partnership affairs in accordance with the Texas Limited Partnership Law and all other legal requirements and contractual obligations applicable to the Partnership.

(b)            Meetings; Operating Budgets. Upon the formation of the Partnership, the General Partner shall call an initial meeting of the Limited Partners (an “Initial Meeting”) wherein the Limited Partners will each have an opportunity to ask questions and obtain information regarding the Partnership. At the Initial Meeting the General Partner will review the initial operating budget included in the Memorandum and call for any amendments the General Partner desires to present to the Limited Partners for their approval at that time. Thereafter, the General Partner shall prepare additional annual or semi-annual operating budgets (an "Operating Budget"), which Operating Budgets shall contain a reasonable estimation of the additional costs to be incurred by the Partnership during each Fiscal Year in connection with the further operation of Partnership. Each Operating Budget shall be provided to the Limited Partners by December 1 of the calendar year immediately preceding the year for which the Operating Budget is so prepared. After delivery of an Operating Budget, the General Partner shall call a special meeting of the Limited Partners (each, a “Special Meeting”) wherein the Limited Partners will each have an opportunity to ask questions and obtain information regarding the Partnership. At each Special Meeting the General Partner will review the proposed Operating Budget. Each Operating Budget shall be accepted unless objected to at the Special Meeting at which the Operating Budget is presented by a Majority-In-Interest of the Limited Partners. If such an Operating Budget is so objected to, the General Partner shall discontinue all activities with respect to such portion of the Operating Budget not approved until such time as a Majority-In-Interest of the Limited Partners approves such portion of the Operating Budget. Upon the approval of an Operating Budget, the business of the Partnership shall be conducted in accordance therewith until revised or replaced in accordance with the terms and provisions of this Section 8.03.

8.04.           Limited Liability and Indemnification of the General Partner.  The General Partner shall not be liable, responsible or accountable in damages or otherwise to the Partnership or any of the Limited Partners for any act or omission by the General Partner performed in good faith pursuant to the authority granted to the General Partner by this Agreement, or in accordance with its provisions, and in a manner reasonably believed by the General Partner to be within the scope of the authority granted the General Partner and in the best interests of the Partnership; provided, however, that such act or omission did not constitute fraud, willful misconduct, bad faith or gross negligence. [The Partnership shall indemnify and hold harmless the General Partner against any liability, loss, damage, cost or expense (including attorneys' fees) incurred by the General Partner on behalf of the Partnership or in furtherance of the Partnership's interest without relieving the General Partner of liability for fraud, willful misconduct, bad faith or gross negligence, including (but by no means limited to) damages arising from and after the Effective Date directly or indirectly out of: (i) the past, present or future treatment, storage, disposal, generation, use, transport, movement, presence, release, threatened release, spill, installation, sale, emission, injection, leaching, dumping, escaping or seeping of any Hazardous Substances, material containing or alleged to contain Hazardous Substances at or from any past, present, or future properties or assets of the Partnership; and/or (ii) the violation or alleged violation by the Partnership or any third party of any Environmental Laws with regard to the past, present or future ownership, operation, use, or occupying of any property or asset of the Partnership. In addition, to the full extent permitted by applicable law (including Articles 2 and 11 of the Act), the Partnership shall indemnify and save harmless the General Partner from and reimburse the General Partner for, all judgments, penalties, including excise and similar taxes, fines, settlements and reasonable expenses, if the General Partner was, is or is threatened to be a named defendant or respondent in a proceeding because the person is or was a general partner. The foregoing shall, without limitation, be deemed to make mandatory the indemnification permitted under the Texas Limited Partnership Law and to authorize advance payment of expenses to the full extent permitted by applicable law. These indemnification rights are in addition to any other rights the General Partner may have, including, but not limited to, rights against third parties.]

                                8.05.           Compensation; Reimbursement. Other than any fees described herein, no Partner shall be entitled to any remuneration. The General Partner shall, however, be entitled to reimbursement by the Partnership (but only to the extent that Partnership assets are sufficient therefore) for reasonable and necessary out-of-pocket expenses incurred by the General Partner on behalf of the Partnership. Reimbursement will include interest at a rate equal to the Standard Rate from the date expended until the date repaid.

8.06.           Limited Power of Attorney.  By his or its execution of this Agreement, each Limited Partner irrevocably appoints the General Partner its true and lawful attorney-in-fact and agent with full power and authority to act in its name and place in executing, and filing and recording, if necessary, (a) any certificates or other documents required to be filed pursuant to Chapter 36 of the Texas Business and Commerce Code, (b) any amendments to or the cancellation of the certificate of limited partnership required to be filed under the Act, (c) any amendments to this Agreement to reflect the admission of any new Limited Partner, and (d) any instruments necessary to carry out and/or effectuate the purposes of the Partnership and powers granted to the General Partner as set forth in this Agreement; provided, however, that it is understood and agreed that such limited power of attorney granted hereunder shall be limited to matters relating to the operation, management and administration of the Partnership, and not to any other affairs of a Limited Partner. This limited power of attorney is coupled with an interest, is irrevocable, survives the death, incompetence or legal disability of the Limited Partner and is binding on any assignee or vendee of all or part of any interest in the Partnership.

9.           Rights and Status of Limited Partners.

9.01.           General.  The Limited Partners have the rights and the status of limited partners under the Act.  The Limited Partners may not take part in the management or control of the Partnership business, or sign for or bind the Partnership, such power being vested exclusively in the General Partner.

9.02.           Limitation on Liability.  Except as provided in the Act, no Limited Partner shall have any personal liability whatever, whether to the Partnership, the General Partner or any creditor of the Partnership, for the debts of the Partnership or any of its losses beyond the amount of the Limited Partner's Capital Contribution.  Neither the General Partner nor the Partnership shall take any action or pursue any course of conduct that could create any personal liability for any Limited Partner.

9.03.           Bankruptcy; Death.  Neither the Bankruptcy, death, disability nor declaration of incompetence of a Limited Partner shall dissolve the Partnership, but the rights of a Limited Partner to share in the Profit, Loss, income, gains, losses, deductions and credits of the Partnership and to receive distributions of Partnership funds and assets shall, on the happening of such an event, devolve upon the Limited Partner's estate, legal representative or successors in interest, as the case may be, subject to this Agreement, and the Partnership shall continue as a limited partnership. The Limited Partner's estate, representative or successors in interest shall be liable for all of the obligations of the Limited Partner. In no event shall the estate, representative or successors interest become a Limited Partner, except in accordance with Section 10.

9.04.           Compliance With Securities Laws.

(a)            Representations, Warranties and Covenants of Limited Partners.  The representations, warranties and covenants of each Limited Partner as set forth in and by the Subscription Agreement entered into and executed by such Limited Partner and delivered to the Partnership are incorporated herein as if fully copied and set forth at length in this Section 9.04(a).

(b)            Texas Securities Act. Pursuant to the Texas Securities Act, Vernon’s Texas Civil Statutes Art.  581-1 et seq.  (the “Texas Securities Act”), each Partner agrees to limit the liability of each lawyer, accountant, consultant, the firm of any of the foregoing, and any other person engaged to provide services relating to an offer of securities of the Partnership (such persons, “Service Providers”) under the Texas Securities Act to a maximum of three times the fee paid by the Partnership or a seller of the Partnership's securities to the Service Provider for the services related to the offer of the Partnership's securities, unless the trier of fact finds that such Service Provider engaged in intentional wrongdoing in providing the services.

10.           Transfer of Rights.

10.01.         Transfers by Partners.  A Limited Partner may sell, assign or otherwise Transfer all or any portion of its rights and interest in the Partnership, and the assignee shall thereafter have the rights of an assignee under the Texas Limited Partnership Law, subject to (i) the consent of the General Partner, which consent may be withheld in the sole and absolute discretion of the General Partner, and (ii) the conditions that no such sale, assignment or other transfer may be made (A) except in compliance with applicable federal and state securities law, and (B) if the General Partner shall request, unless the assignor delivers to the General Partner an opinion, in form and substance and issued by counsel acceptable to the General Partner, covering such securities laws, tax and other aspects of the proposed transfer as the General Partner may request. No Limited Partner shall have the right to constitute its assignee as a Limited Partner in the Partnership. Any Limited Partner who sells, assigns or otherwise transfers all or any portion of its rights or interest in the Partnership shall promptly notify the General Partner of the completion of such transfer and furnish the General Partner with the name and address of the assignee and such other information as might be required under Section 6050K of the Code and the Regulations thereunder, and pay all expenses, including without limitation reasonable attorneys' fees, incurred by the Partnership in connection with such transfer. Notwithstanding anything to the contrary set forth herein the General Partner may not without the consent of all Limited Partners transfer all or any portion of the General Partner's Partnership Interest to any entity in which the General Partner does not own 51% or more of all stock, membership units or other ownership interests, as applicable, or to any individual.

10.02.         Right of Assignee to be Limited Partner.  Any assignee of a Limited Partner who desires to become a Limited Partner shall (a) deliver to the General Partner such information and opinions of counsel, execute such documents and take such other action as the General Partner may deem appropriate with respect to such substitution, including, without limitation, the written acceptance and adoption by the assignee of the provisions of this Agreement and the assumption by the assignee of the obligations of its assignor, and (b) pay all expenses, including, without limitation, reasonable attorneys' fees, incurred by the Partnership in connection with such transfer and admission.  An assignee shall become admitted as a Limited Partner in the Partnership only if and when the General Partner and all Limited Partners evidence their consent to such admission in writing, which consent may be withheld in the discretion of the General Partner and the Limited Partners. An assignee shall, upon compliance with the above, succeed to all rights and obligations as set out in this Agreement and the Act.  The Partnership shall continue with the same basis and Capital Account for the assignee (whether or not such assignee becomes a Limited Partner) as was attributable to the assignor.

10.03.         Basis Adjustment. Upon the transfer of all or part of an interest in the Partnership, at the request of the assignee of the interest, the General Partner may, in its sole discretion, cause the Partnership to elect, pursuant to Section 754 of the Code or the corresponding provisions of subsequent law, to adjust the basis of the Partnership properties as provided by Sections 734 and 743 of the Code.

10.04.         Withdrawal of General Partner.  The Limited Partners have entered into this Agreement, in part, based upon the identity of the General Partner. Therefore, it shall be a violation of this Agreement for the General Partner to withdraw voluntarily from the Partnership pursuant to, or to transfer all of its rights as a general partner within the meaning of, the Texas Limited Partnership Law without the prior written consent of a Majority-In-Interest of the Limited Partners. The Limited Partners will be excused from accepting the performance of and rendering performance to any other person as General Partner hereunder (including any trustee or assignee of or from the General Partner) except those as to whom Limited Partners holding a majority of the Percentage Interests of all Limited Partners rendered written consent prior to or simultaneously with such withdrawal of the General Partner.

10.05.         Effect of Change of Partners. Subject to all of the provisions of this Agreement, the winding up, liquidation, or substitution of any Limited Partner shall not interrupt the continuity of or cause the termination or winding up of the Partnership.

11.           Events Requiring Winding Up; Cancellation of Same.

11.01.         Causes.  Each Partner expressly waives any right which it might otherwise have to cause the winding up of the Partnership except as set forth in this Section 11.  Upon the happening of the first to occur of the following events, the Partnership shall immediately commence winding up: (a) the withdrawal of the General Partner pursuant to the provisions of Section 153.155(a) of the Texas Limited Partnership Law, or any other event that causes a General Partner to cease to be a general partner under such law, provided that any such event will not require winding up if the Partnership is thereupon continued pursuant to this Article 11; (b) the execution by the General Partner and a Majority-In-Interest of the Limited Partners of an instrument expressly authorizing the winding up of the Partnership; (c) passage of a reasonable time, as determined by the General Partner, after the earliest date at which the Partnership ceases to maintain any interest (which term shall include, without limitation, an interest as lienholder or secured party) in the Projects or any substantial asset or otherwise to conduct business; (d) the occurrence of any other circumstance which, by law, would require that the Partnership be dissolved; or (e) June 30, 2009; or (f) The General Partner’s exercise of the Buyout Option.  Any withdrawal of the General Partner in violation of Section 10.04 of this Agreement shall be in contravention of this Agreement for purposes of Section 153.162 of the Texas Limited Partnership Law.

11.02.         Continuation.  If the Partnership begins winding up as a result of an event described in Section 11.01(a), then the Partnership may be continued and its business resumed if another General Partner succeeds the General Partner pursuant to Section 10.04 or if, within ninety (90) days after the date of the event winding up, all of the Limited Partners affirmatively elect to continue the Partnership, agree on the identity of the new General Partner or Partners and execute an instrument confirming such facts.

11.03.         Interim Manager.  If the Partnership begins winding up as a result of an event described in Section 11.01(a), then a Majority-In-Interest of the Limited Partners may appoint an interim manager of the Partnership, who shall have and may exercise only the rights, powers and duties of a general partner necessary to preserve the Partnership assets, until (a) the new General Partner is elected pursuant to Section 11.02, if the Partnership is continued, or (b) the Liquidator is appointed pursuant to Section 12.01, if the Partnership is not continued.  The interim manager shall not be liable as a General Partner to the Limited Partners and shall, while acting in the capacity as interim manager on behalf of the Partnership, be entitled to the same indemnification rights as are set forth in Section 8.04.

12.           Termination.

12.01.         General.  If the Partnership begins winding up and is not continued under Article 11, then the General Partner (or in the event that there is no General Partner, a liquidator or liquidating committee selected by a Majority-In-Interest of the Limited Partners) shall commence to wind up the affairs of the Partnership and to liquidate and sell the Partnership's assets.  The party or parties actually conducting such liquidation in accordance with the foregoing sentence, whether the General Partner, a liquidator, or a liquidating committee, is herein referred to as the “Liquidator.” The Liquidator (if other than the General Partner) shall have sufficient business expertise and competence to conduct the winding up and termination of the Partnership, and, in the course of this Agreement, to cause the Partnership to perform any contracts which the Partnership has or thereafter enters into.  The Liquidator shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of the Partnership's assets pursuant to such liquidation, having due regard for the activity and condition of the relevant market and general financial and economic conditions. The Liquidator (other than the General Partner) appointed as provided herein shall be entitled to receive such reasonable compensation for its services as shall be agreed upon by the Liquidator and a Majority-In-Interest of the Limited Partners.  The Liquidator may resign at any time by giving fifteen (15) days' prior written notice and may be removed at any time, with or without cause, by written notice of removal signed by a Majority-In-Interest of the Limited Partners.  Upon the death, dissolution, removal or resignation of the Liquidator, a successor or substitute Liquidator (who shall have and succeed to all the rights, powers and duties of the original Liquidator) will, within thirty (30) days thereafter, be appointed by those Limited Partners holding at least a majority of the Percentage Interest of all Limited Partners, evidenced by a written appointment and acceptance.  The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions of this Agreement, and every reference herein to the “Liquidator” will be deemed to also refer to any such successor or substitute Liquidator appointed in the manner herein provided.  The Liquidator shall have and may exercise, without further authorization or consent of any of the parties hereto or their legal representatives or successors in interest, all of the powers conferred upon the General Partner under the terms of this Agreement to the extent necessary or desirable in the good faith judgment of the Liquidator to perform its duties and functions.  The Liquidator (if not the General Partner) shall not be liable as a general partner to the Limited Partners and shall, while acting in such capacity on behalf of the Partnership, be entitled to the indemnification rights set forth in Section 8.04.

12.02.         Court Appointment of Liquidator.  If, within ninety (90) days following the date of an event requiring winding up or the event by which the General Partner has ceased to be the General Partner, a Liquidator or successor Liquidator has not yet been appointed in the manner provided herein, then any interested party shall have the right to make application to the then senior United States Federal District Judge (in his individual and not judicial capacity) for that Federal District of Texas in which any substantial portion of the Partnership's assets are situated for appointment of the Liquidator or successor Liquidator, and the Judge, acting as an individual and not in his judicial capacity, shall be fully authorized and empowered to appoint and designate the Liquidator or successor Liquidator who shall have all the powers, duties, rights and authority of the Liquidator provided herein.

12.03.         Liquidation.  In the course of the winding up and terminating the business affairs of the Partnership, its assets (other than cash) shall be sold (subject to the approval rights of the Limited Partners set forth in Section 8.02), its liabilities and obligations to creditors and all expenses incurred in its liquidation shall be paid, and all resulting items of Partnership Profit, Loss, income, gain, loss or deduction shall be allocated to the Partners and credited or charged to their respective Capital Accounts in accordance with Sections 4 and 5. All Partnership property shall be sold upon liquidation of the Partnership and no Partnership property shall be distributed in kind to the Partners, unless approved by those Limited Partners owning at least a majority of the Percentage Interests of all of the Limited Partners. Following the liquidation of the Partnership, the Partnership shall distribute its assets in the following order:

(a)           First, to creditors, including Partners and General Partners who are creditors, until all of the Partnership's debts and liabilities are paid and discharged (or provision is made for payment thereof);

(b)           Then, prior to application of the allocation provisions of Section 5 of this Agreement, to the Limited Partners in proportion to their aggregate accrued Limited Partner Preferred Return from the inception of the Partnership to the end of the calendar month preceding the month during which such distribution is made; provided, however, that no distribution shall be made pursuant to this Section 12.03(b) that creates or increases a Capital Account deficit for any Limited Partner which exceeds such Limited Partner's obligation (deemed or actual) to restore such deficit, determined as follows: Distributions shall first be determined tentatively pursuant to this Section 12.03(b) without regard to the Limited Partners' Capital Accounts, and then the allocation provisions of Section 5 shall be applied tentatively as if such tentative distributions had been made. If any Limited Partner shall thereby have a deficit Capital Account which exceeds his or her obligation to restore such deficit, the actual distribution to such Limited Partner pursuant to this Section 12.03(b) shall be equal to the tentative distribution to such Limited Partner less the amount of the tentative deficit Capital Account balance of such Limited Partner. The actual distributions to all other Limited Partners pursuant to this Section 12.03(b) shall be equal to the tentative distributions to such Limited Partners; and

(c)           Then, the balance, if any, to the Partners, in proportion to their respective Capital Accounts as of the date of such distribution, after giving effect to all contributions, distributions, and allocations for all periods.

The Liquidator shall be instructed to use all reasonable efforts to effect complete liquidation of the Partnership within one (1) year after the date the Partnership begins winding up. Each holder of an interest in the Partnership shall look solely to the assets of the Partnership for all distributions and shall have no recourse therefore (upon winding up or otherwise) against the Partnership, the General Partner or the Liquidator. Upon the completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Partnership shall terminate and the General Partner (or the Liquidator, as the case may be) shall have the authority to execute and record all documents required to effectuate the dissolution and termination of the Partnership.

12.04.         Negative Capital Accounts.  In the event any Limited Partner has a deficit balance in his Capital Account (after giving effect to all Capital Contributions, distributions and allocations for the current and all prior Fiscal Years), such Limited Partner shall have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other person for any purpose whatsoever.

12.05.         Creation of Reserves.  After making payment or provision for payment of all debts and liabilities of the Partnership and all expenses of liquidation, the Liquidator may set up such cash reserves as the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership.

12.06.         Final Audit.  Within a reasonable time following the completion of the liquidation, the Liquidator shall supply to each of the Partners a statement, prepared by the Partnership's independent certified public accountants if a Majority-In-Interest of the Limited Partners so requests, which shall set forth the assets and the liabilities of the Partnership as of the date of complete liquidation, each Partner's pro rata portion of distributions pursuant to Section 12.03, and the amount retained as reserves by the Liquidator pursuant to Section 12.05.

13.           Buyout Option.  At the earliest date at which the Limited Partners have received aggregate distributions from the Partnership equal to or greater than 200% of their respective capital contributions, the General Partner shall have an option (“Buyout Option”) to purchase, or, at its election, to cause the Partnership to redeem, the interests of the Limited Partners in the Partnership for an aggregate payment to the Limited Partners of $700,000, such sum to be shared ratably by the Limited Partners based upon the relative number of Units owned by each such Limited Partner as of the date of exercise of such option.  This Buyout Option is exercisable upon notice to the Limited Partners at any time following the date that is thirty (30) months after the start of electricity generation by the Partnership’s initial Project and is effective the business day following exercise

14.           Dispute Resolution.

14.01          Arbitration.  The parties shall submit all disputes arising out of or related to this Agreement, or to the interpretation, performance, breach or termination thereof, to binding arbitration administered by the American Arbitration Association (the "AAA") under its Commercial Arbitration Rules, with the application of its Expedited Procedures, before a single arbitrator. Such arbitration shall take place at the offices of the AAA in Houston, Harris County, Texas. The parties expressly agree that nothing in this Agreement shall prevent the parties from applying to a court that would otherwise have jurisdiction for injunctive or other equitable relief. After the arbitrator is selected, he or she shall have sole jurisdiction to hear such applications, except that the parties agree that any relief ordered by the arbitrator may be immediately and specifically enforced by a court otherwise having jurisdiction over the parties. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies, that would apply if the claims were brought in a court of law. The decision of the arbitrator shall be final and binding on the parties and enforceable in accordance with the New York Convention on the Recognition and Enforcement of Arbitral Awards (9 U.S.C. Section 1, et. seq.).

14.02          Jurisdiction and Venue; Service of Process.  Each party irrevocably consents and agrees that: (i) any legal action or proceeding with respect to this Agreement including any action for the resolution of any dispute or enforcement of any right arising out of or relating to this agreement to arbitrate, including enforcement of this agreement to arbitrate, application for the provisional or interim remedies provided for herein, and confirmation of any award rendered by the arbitrator pursuant to this agreement to arbitrate shall be brought and tried in any federal or state court located in Harris County, Texas; and (ii) by execution and delivery of this Agreement, each party hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof.  Each party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement including the agreement to arbitrate brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Each party further agrees that personal jurisdiction over it may be effected by service of process by certified mail addressed as provided in Schedule A, and when so made shall be as if served upon it personally within the State of Texas.

14.03          Fees and Costs.  The prevailing party or parties in any arbitration, mediation, court action or other adjudicative proceeding arising out of or relating to this Agreement shall be reimbursed by the party or parties who do not prevail for their reasonable attorneys, accountants and experts fees (including reasonable charges for in-house legal counsel and related personnel) and for the costs of such proceeding.  In the event that two or more parties are deemed liable for a specific amount payable or reimbursable under this Section 14.03, such parties shall be jointly and severally liable therefore.  The provisions set forth in this section shall survive the merger of these provisions into any judgment.

14.04          Waiver of Jury Trial. In the event that the above agreement to arbitrate is not respected by a court of relevant jurisdiction in any circumstances or for any reason, EACH OF THE PARTNERS IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

15.           Miscellaneous.

15.01.         Notices.  All notices given pursuant to this Agreement shall be in writing and shall either be (a) mailed by first class mail, postage prepaid, registered or certified with return receipt requested, or (b) hand delivered to the intended addressee. Notice so mailed shall be effective upon the expiration of three (3) days after its deposit and notice given by hand delivery shall be effective upon actual receipt by the addressee.  For purposes of notice, the address of the General Partner shall be as set forth on the signature page hereof and the addresses of the Limited Partners shall be as set forth on their respective Subscription Agreements; provided, however, that each Partner shall have the right to change his address for purposes of notice hereunder to any other physical address by the giving of thirty (30) days' notice to the other Partners in the manner set forth above.

15.02.         Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive federal laws of the United States and the substantive laws of the State of Texas, without reference to conflicts of laws provisions thereof.

15.03.         Attorneys' Fees.  If any litigation or other legal proceeding, including, but not limited to, any mediation or arbitration, is initiated by any Partner against another Partner relating to this Agreement or the subject matter of this Agreement, the Partner prevailing in such litigation or proceeding shall be entitled to recover, in addition to all damages allowed by law and other relief, all court costs and reasonable attorneys' fees incurred in connection therewith.

15.04.         Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Partners, and their respective heirs, legal representatives, successors and assigns; provided, however, that nothing contained herein shall negate or diminish the restrictions set forth in Section 10.

15.05.         Waiver of Partition.  Notwithstanding any statute or principle of law to the contrary, each Partner hereby agrees that, during the term of the Partnership, it shall have no right (and hereby waives any right that it might otherwise have had) to cause any Partnership property to be partitioned and/or distributed in kind.

15.06.         Legal Counsel. The General Partner has engaged Sandlin & Associates, P.C. (such firm is referred to herein as, "Sandlin"), as legal counsel to the Partnership.  Sandlin has not been engaged to protect or represent the interests of any Partner vis-à-vis the Partnership, the General Partner or the preparation of this Agreement and no other legal counsel has been engaged by the General Partner or the Partnership to act in such capacity. The Partners understand that Sandlin plays an active role as legal counsel to many investment firms, investors and other Persons. Sandlin's relationships with such Persons are periodic; they can and do lapse and then re-start on an unpredictable basis, making it impractical for Sandlin to provide disclosure of each and every such relationship.  Without limitation of the foregoing, in its capacity as legal counsel to the General Partner and the Partnership, Sandlin may be subject to actual or potential conflicts arising from its representation of one or more Partners or parties related thereto in connection with matters other than the preparation of this Agreement or the operation of the Partnership, or its representation of other Persons that seek or obtain capital from the same class of investors as the Partnership or compete with the Partnership for managerial resources or investment opportunities. Moreover, one or more Persons related to Sandlin may, at the discretion of the General Partner, invest in the Partnership, the General Partner or an Affiliate thereof.  Additionally, each Partner: (I) has carefully considered the foregoing and hereby approves Sandlin's representation of the General Partner and the Partnership; (ii) acknowledges the possibility that, under the laws and ethical rules governing the conduct of attorneys, Sandlin may be precluded from representing any one or more specific parties in connection with any dispute involving Partners or the Partnership or in connection with any proposed investment by the Partnership and (iii) agrees that Sandlin may decline to represent, or withdraw from its representation of, the General Partner or the Partnership at any time. Each Partner: (I) acknowledges that actual or potential conflicts of interest exist among the Partners, that such Partner's interests shall not be represented by legal counsel unless such Partner engages counsel on its own behalf and that such Partner has been afforded the opportunity to engage and seek the advice of its own legal counsel before entering into this Agreement; (ii) agrees that, in the event of a dispute between one or more Partners, on the one hand, and the General Partner or the Partnership, on the other hand, Sandlin may represent the General Partner, one or more equity holders thereof, or the Partnership and (iii) acknowledges that the approvals, acknowledgments and waivers made by such Partner pursuant to this Section 15.06 do not reflect or create a right under this Agreement on the part of such Partner to approve the General Partner's  selection of legal counsel to the General Partner or the Partnership.  Each Partner further agrees that neither this Agreement nor the transactions and Partnership operations contemplated hereby are intended to create an attorney/client relationship between Sandlin and such Partner or any other relationship pursuant to which such Partner (acting other than in the name of the Partnership) would have a right to object to Sandlin's representation of any Person under any circumstances. Notwithstanding anything to the contrary set forth herein, it is intended that Sandlin shall be entitled to obtain enforcement of this Section 15.06. Notwithstanding anything to the contrary set forth herein, this Section 15.06 shall be treated as a supplement to, and not a substitution or replacement for, any other waiver, consent or other agreement provided to Sandlin by any Person.  Nothing in this Section 15.06 shall preclude the General Partner or the Partnership from selecting different legal counsel at any time in the future and, except as specifically provided in this Section 15.06, no Partner shall be deemed by virtue of this Agreement to have waived its right to object to any conflict of interest relating to matters other than this Agreement or the transactions and Partnership operations contemplated herein.

15.07.         Amendments.  Amendments or modifications may be made to this Agreement only by setting forth the same in a document duly executed by the General Partner and a two-thirds (66.6667%) Majority-In-Interest of the Limited Partners, and any alleged amendment or modification herein which is not so documented shall not be effective as to any Partner.

15.08.         Severability.  This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement or the application of this Agreement to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, but the extent of such invalidity or unenforceability does not destroy the basis of the bargain among the Partners as expressed herein, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

15.09.         Gender and Number.  Whenever required by the context, as used in this Agreement, the singular number shall include the plural and the neuter shall include the masculine or feminine gender, and vice versa.

15.10.         Action by the Limited Partners.  Unless otherwise provided in this Agreement, whenever any request, consent, approval or other action is permitted or required of the Limited Partners, such request, consent, approval or other action shall be taken or withheld, as the case may be, as determined by a Majority-In-Interest of the Limited Partners.

15.11.         Captions.  The Section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent or for any purpose, to limit or define the text of any Section, unless indicated otherwise, all references to “Sections” are references to Sections of this Agreement.

15.12.         Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original but all of which shall constitute but one document.

15.13.         Creditors Not Benefited. Nothing in this Agreement is intended to benefit any creditor of the Partnership or a Partner.  No creditor of the Partnership or a Partner will be entitled to require the General Partner to solicit or accept a loan, any Refinance Loan (or any other debt) or Additional Capital Contribution for the Partnership or to enforce any right which the Partnership or any Partner may have against a Partner, whether arising under this Agreement or otherwise.

15.14.         Entire Agreement.  This Agreement, including the other instruments specifically referenced herein, collectively, contains the entire agreement among the Partners relating to the subject matter of this Agreement and any prior oral or written agreements or any representations or offers whatsoever which are not contained herein are terminated.

[[Signature Page Follows]]

EXECUTED to be effective the day and year first above written.

General Partner:

TEXOGA TECHNOLOGIES CORPORATION,
A Texas corporation

By:     /signature on file/
           Steven S. McGuire, President

Notices to:

TEXOGA TECHNOLOGIES CORPORATION
9390 Forest Lane
Conroe, Texas 77385
Attn: Steven S. McGuire, President

With copy to:

Sandlin & Associates, P.C.
3409 Executive Center Drive, Suite 205
Austin, Texas 78731
Attn: Oliver Sandlin